Exhibit 4.24

[Conformed Copy]

UNION ELECTRIC COMPANY

TO

ST. LOUIS UNION TRUST COMPANY

As Trustee

Supplemental Indenture

DATED FEBRUARY 1, 1974

First Mortgage Bonds,

8 3/8% Series due 2004

UNION ELECTRIC COMPANY

SUPPLEMENTAL INDENTURE

Dated February 1, 1974

TABLE OF CONTENTS

Inserted for convenience only and not as a part of the

Supplemental Indenture dated February 1, 1974

i

		PAGE

ARTICLE VI

THE TRUSTEE

Acceptance of trusts by Trustee		35
Trustee not responsible for validity of Supplemental Indenture		35

ARTICLE VII

AMENDMENTS OF ARTICLE I, ARTICLE III, AND ARTICLE VII
OF THE AMENDED MORTGAGE

Amendments of Article I, Article III, and Article VII, of the Amended Mortgage		36

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Sec. 1.	Meanings of terms in Supplemental Indenture	38
Sec. 2.	Execution of Supplemental Indenture in counterparts	38
TESTIMONIUM		38
EXECUTION		39
ACKNOWLEDGMENTS		40

ii

SUPPLEMENTAL INDENTURE, dated the first day of February, One thousand nine hundred and seventy-four (1974) made by and between UNION ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Missouri (hereinafter called the “Company”), party of the first part, and ST. LOUIS UNION TRUST COMPANY, a corporation organized and existing under the laws of the State of Missouri (hereinafter called the “Trustee”), as Trustee under the Mortgage and Deed of Trust dated June 15, 1937, hereinafter mentioned, party of the second part;

WHEREAS, the Company has heretofore executed and delivered to the Trustee its Mortgage and Deed of Trust dated June 15, 1937, as amended May 1, 1941 and April 1, 1971, and as being amended by this Supplemental Indenture dated February 1, 1974 (said Mortgage and Deed of Trust, as amended, prior to the date hereof being hereinafter sometimes referred to as the “Amended Mortgage” and said Mortgage and Deed of Trust as amended through the date hereof by this Supplemental Indenture being hereinafter sometimes referred to as the “Original Indenture”), to secure the payment of the principal of and the interest (and premium, if any) on all bonds at any time issued and outstanding thereunder; and indentures supplemental thereto dated June 15, 1937, May 1, 1941, March 17, 1942, April 13, 1945, April 27, 1945, October 1, 1945, April 11, 1947, April 13, 1949, September 13, 1950, December 1, 1950, September 20, 1951, May 1, 1952, March 1, 1954, May 1, 1955, August 31, 1955, April 1, 1956, July 1, 1956, August 1, 1957, February 1, 1958, March 1, 1958, November 5, 1958, March 16, 1959, June 24, 1959, December 11, 1959, August 17, 1960, September 1, 1960, October 24, 1960, June 30, 1961, July 1, 1961, August 9, 1962, September 30, 1963, November 1, 1963, March 12, 1965, April 1, 1965, April 14, 1966, May 1, 1966, February 17, 1967, March 1, 1967, February 19, 1968, March 15, 1968, August 21, 1968, April 7, 1969, May 1, 1969, September 12, 1969, October 1, 1969, March 26, 1970, April 1, 1970, June 12, 1970, January 1, 1971, April 1, 1971, September 15, 1971, and December 3, 1973, respectively, have heretofore been entered into between the Company and the Trustee; and

WHEREAS, Bonds have heretofore been issued by the Company under the Amended Mortgage as follows:

(1)         $80,000,000 principal amount of First Mortgage and Collateral Trust Bonds, 3 3/4% Series due 1962, all of which have been redeemed prior to the date of the execution hereof;

(2)         $90,000,000 principal amount of First Mortgage and Collateral Trust Bonds, 3 3/8% Series due 1971, which are described in the Supplemental Indenture dated May 1, 1941 (hereinafter called the “Supplemental Indenture of May 1, 1941”), all of which have been paid at maturity prior to the date of the execution hereof;

(3)         $13,000,000 principal amount of First Mortgage and Collateral Trust Bonds, 2 3/4% Series due 1975 (herein called the “Bonds of 1975 Series”), which are described in the Supplemental Indenture dated October 1, 1945 (hereinafter called the “Supplemental Indenture of October 1, 1945”), all of which are outstanding at the date of the execution hereof;

(4)         $25,000,000 principal amount of First Mortgage and Collateral Trust Bonds, 2 7/8% Series due 1980 (herein called the “Bonds of 1980 Series”), which are described in the Supplemental Indenture dated December 1, 1950 (hereinafter called the “Supplemental Indenture of December 1, 1950”), all of which are outstanding at the date of the execution hereof;

(5)         $30,000,000 principal amount of First Mortgage and Collateral Trust Bonds, 3 1/4% Series due 1982 (herein called the “Bonds of 1982 Series”), which are described in the Supplemental Indenture dated May 1, 1952 (hereinafter called the “Supplemental Indenture of May 1, 1952”), all of which are outstanding at the date of the execution hereof;

(6)         $40,000,000 principal amount of First Mortgage Bonds, 3 3/4% Series due 1986 (herein called the “Bonds of 1986 Series”), which are described in the Supplemental Indenture dated July 1, 1956 (hereinafter called the “Supplemental Indenture of July 1, 1956”), all of which are outstanding at the date of the execution hereof;

(7)         $35,000,000 principal amount of First Mortgage Bonds, 4 3/8% Series due 1988 (herein called the “Bonds of

1988 Series”), which are described in the Supplemental Indenture dated March 1, 1958 (hereinafter called the “Supplemental Indenture of March 1, 1958”), all of which are outstanding at the date of the execution hereof;

(8)         $50,000,000 principal amount of First Mortgage Bonds, 4 3/4% Series due 1990 (herein called the “Bonds of 1990 Series”), which are described in the Supplemental Indenture dated September 1, 1960 (hereinafter called the “Supplemental Indenture of September 1, 1960”), all of which are outstanding at the date of the execution hereof;

(9)         $30,000,000 principal amount of First Mortgage Bonds, 4 3/4% Series due 1991 (herein called the “Bonds of 1991 Series”), which are described in the Supplemental Indenture dated July 1, 1961 (hereinafter called the “Supplemental Indenture of July 1, 1961”), all of which are outstanding at the date of the execution hereof;

(10)          $30,000,000 principal amount of First Mortgage Bonds, 4 1/2% Series due 1993 (herein called the “Bonds of 1993 Series”), which are described in the Supplemental Indenture dated November 1, 1963 (hereinafter called the “Supplemental Indenture of November 1, 1963”), all of which are outstanding at the date of the execution hereof;

(11)          $35,000,000 principal amount of First Mortgage Bonds, 4 1/2% Series due 1995 (herein called the “Bonds of 1995 Series”), which are described in the Supplemental Indenture dated April 1, 1965 (hereinafter called the “Supplemental Indenture of April 1, 1965”), all of which are outstanding at the date of the execution hereof;

(12)          $30,000,000 principal amount of First Mortgage Bonds, 5 1/2% Series due 1996 (herein called the “Bonds of 1996 Series”), which are described in the Supplemental Indenture dated May 1, 1966 (hereinafter called the “Supplemental Indenture of May 1, 1966”), all of which are outstanding at the date of the execution hereof;

(13)          $40,000,000 principal amount of First Mortgage Bonds, 5 1/2% Series due 1997 (herein called the “Bonds of

1997 Series”), which are described in the Supplemental Indenture dated March 1, 1967 (hereinafter called the “Supplemental Indenture of March 1, 1967”), all of which are outstanding at the date of the execution hereof;

(14)          $50,000,000 principal amount of First Mortgage Bonds, 7% Series due 1998 (herein called the “Bonds of 1998 Series”), which are described in the Supplemental Indenture dated March 15, 1968 (hereinafter called the “Supplemental Indenture of March 15, 1968”), all of which are outstanding at the date of the execution hereof;

(15)          $35,000,000 principal amount of First Mortgage Bonds, 7 3/8% Series due 1999 (herein called the “Bonds of May 1999 Series”), which are described in the Supplemental Indenture dated May 1, 1969 (hereinafter called the “Supplemental Indenture of May 1, 1969”), all of which are outstanding at the date of the execution hereof;

(16)          $40,000,000 principal amount of First Mortgage Bonds, 8 1/4% Series due 1999 (herein called the “Bonds of October 1999 Series”), which are described in the Supplemental Indenture dated October 1, 1969 (hereinafter called the “Supplemental Indenture of October 1, 1969”), all of which are outstanding at the date of the execution hereof;

(17)          $60,000,000 principal amount of First Mortgage Bonds, 9% Series due 2000 (herein called the “Bonds of 2000 Series”), which are described in the Supplemental Indenture dated April 1, 1970 (hereinafter called the “Supplemental Indenture of April 1, 1970”), all of which are outstanding at the date of the execution hereof;

(18)          $50,000,000 principal amount of First Mortgage Bonds, 7 7/8% Series due 2001 (herein called the “Bonds of January 2001 Series”), which are described in the Supplemental Indenture dated January 1, 1971 (hereinafter called the “Supplemental Indenture of January 1, 1971”), all of which are outstanding at the date of the execution hereof;

(19)          $50,000,000 principal amount of First Mortgage Bonds, 7 5/8% Series due 2001 (herein called the “Bonds of

April 2001 Series”), which are described in the Supplemental Indenture dated April 1, 1971 (hereinafter called the “Supplemental Indenture of April 1, 1971”), all of which are outstanding at the date of the execution hereof; and

(23)          $70,000,000 principal amount of First Mortgage Bonds, 8 7/8% Series due 2006 (herein called the “Bonds of 2006 Series”), which are described in the Supplemental Indenture dated August 16, 1976 (hereinafter called the “Supplemental Indenture of August 16, 1976”), all of which are outstanding at the date of the execution hereof;

and

WHEREAS, the Company on August 31, 1955 acquired all of the properties of Union Electric Power Company, the Subsidiary as defined in Article I of the Original Indenture, upon the dissolution of the Subsidiary; the Company, by Supplemental Indenture dated August 31, 1955, conveyed all of the properties so acquired (other than property of the character defined as excepted property in the granting clauses of the Original Indenture) to the Trustee upon the terms and trusts in the Original Indenture and the indentures supplemental thereto set forth for the equal and proportionate benefit and security of all present and future holders of the Bonds and coupons issued and to be issued thereunder; all the shares of stock of the Subsidiary were released from the lien of the Original Indenture; and the Company became entitled to change the general designation of the Bonds so as to omit the words “and Collateral Trust”; and

WHEREAS, the Articles of Incorporation of the Company were duly amended on April 23, 1956 to change its corporate name from “Union Electric Company of Missouri” to “Union Electric Company”; and

WHEREAS, the Company is entitled at this time to have authenticated and delivered additional Bonds on the basis of net bondable value of property additions not subject to an unfunded prior lien, upon compliance with the provisions of Section 4 of Article III of the Original Indenture; and

WHEREAS, the Company desires by this Supplemental Indenture to provide for the creation of a new series of Bonds under the Original Indenture, to be designated “First Mortgage Bonds, 8 3/8% Series due 2004” (herein called “Bonds of 2004 Series”), and the Original Indenture provides that certain terms and provisions, as determined by the Board of Directors of the Company, of the Bonds of any particular series may be expressed in and provided by the execution of an appropriate supplemental indenture; and

WHEREAS, the Company also desires by this Supplemental Indenture to further modify and amend the Amended Mortgage, in so far as the holders of Bonds of 2004 Series and of any subsequently created series are concerned, as set forth in Article VII hereof; and

WHEREAS, the Original Indenture provides that the Company and the Trustee may enter into indentures supplemental to the Original Indenture specifically to convey, transfer and assign to the Trustee and to subject to the lien of the Original Indenture additional properties acquired by the Company; and

WHEREAS, the Company, in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a Supplemental Indenture in the form hereof for the purposes herein provided; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument have been done, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, THIS INDENTURE WITNESSETH :

That, in consideration of the premises and of the mutual covenants herein contained and of the acceptance of this trust by the Trustee and of the sum of One Dollar duly paid by the Trustee to the Company at or before the time of the execution of this Supplemental Indenture, and of other valuable considerations, the receipt whereof is hereby acknowledged, and in order further to secure the payment of the principal of and interest (and premium, if any) on all Bonds at any time issued and outstanding under the Original Indenture, according to their tenor and effect, the Company has executed and delivered this Supplemental Indenture and has granted, bargained, sold, warranted, aliened, remised, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed and by these presents does grant, bargain, sell, warrant, alien, remise, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto St. Louis Union Trust Company, as Trustee, and to its successors in trust under the Original Indenture forever, all and singular the following described properties (in addition to all other properties heretofore subjected to the lien of the Original Indenture and not heretofore released from the lien thereof) —that is to say:

FIRST.

The following described parcels of real estate all of which are located in the States of Missouri and Iowa in the respective counties hereinafter specified:

BOLLINGER COUNTY, MISSOURI

1.              Lutesville-St. Francois Transmission Line Right of Way: All of a one acre tract of land located in Lot 3 of the northeast quarter of Section 1, Township 33 North, Range 9 East, Bollinger County, Missouri, beginning at a point on the northwest right of way line of Highway 51, where said right of way line crosses the east property line of land described in Warranty Deed dated August 17, 1962, from Ella J. Yount to Perry J. Yount and Betty J. Yount and recorded August 20, 1962, in Bollinger County Deed Record, Book 146, Page 401; thence S 60° W along said Highway 51 a distance of 525 feet to the beginning corner of the aforesaid one acre; thence S 60° W along the northwest right of way of Highway 51, a distance of 244 feet to a corner; thence N 30° W a distance of 178.6 feet to a corner; thence N 60° E a distance of 244 feet to a corner; thence S 30° E a distance of 178.6 feet to beginning corner; acquired by the Company by deed dated April 27, 1972, recorded in the office of the Recorder of Deeds for said County in Book 171, Page 227.

LEE COUNTY, IOWA

2.              Viele-Lee Transmission Line: A parcel of land in the southeast quarter of Section 33, Township 68 North, Range 4 West of the Fifth Principal Meridian, Lee County, Iowa, more particularly described and bounded as follows: Bounded on the north by Lots 16, 17, 24, 27, and 30 of Timberlane Drive as platted and recorded in the records of Lee County, Iowa; bounded on the east by the right of way for State Highway 88; bounded on the south by property owned by Francis B. Wilken, et ux; bounded on the west by the west line of the southeast quarter of said Section 33; acquired by the Company by deed dated April 27, 1972, recorded in the office of the Recorder of Deeds for said County in Book 64, Page 157.

SECOND.

ALSO all power houses, plants, buildings and other structures, dams, dam sites, substations, heating plants, gas works, holders and tanks, together with all and singular the electric, heating, gas and mechanical appliances appurtenant thereto of every nature whatsoever, now owned by the Company, including all and singular the machinery, engines, boilers, furnaces, generators, dynamos, turbines and motors, and all and every character of mechanical appliance for generating or producing electricity, steam, gas and other agencies for light, heat, cold, or power or other purposes, and all transmission and distribution systems used for the transmission and distribution of electricity, steam, gas and other agencies for light, heat, cold, or power or any other purpose whatsoever, whether underground or overhead, surface or otherwise, now owned by the Company, including all poles, towers, posts, wires, cables, conduits, manholes, mains, pipes, tubes, drains, furances, switchboards, transformers, conductors, insulators, supports, meters, lamps, fuses, junction boxes, regulator stations, and other electric, steam and gas fixtures and apparatus; all of the aforementioned property being located in the City of St. Louis, the counties of Adair, Audrian, Benton, Bollinger, Boone, Callaway, Camden, Cape Girardeau, Clark, Cooper, Crawford, Franklin, Gasconade, Howard, Iron, Jefferson, Lewis, Lincoln, Macon, Madison, Maries, Marion, Miller, Moniteau, Montgomery, Morgan, Osage, Perry, Phelps, Pike, Pulaski, Ralls, Randolph, Reynolds, St. Charles, St. Francois, Ste. Genevieve, St. Louis, Schuyler, Scott, Warren, and Washington, Missouri, the counties of Adams, Alexander, Calhoun, Franklin, Hancock, Henderson, Jackson, Jersey, Macoupin, Madison, Massac, Monroe, Perry, Pike, Pulaski, Randolph, St. Clair, Union, and Washington, Illinois, and the counties of Des Moines, Henry, Johnson, Lee, Van Buren, and Washington, Iowa, upon real estate owned by the Company, or occupied by it under rights to so occupy, which real estate is described in the Original Indenture, in the Supplemental Indentures dated May 1, 1941, March 17, 1942, April 13, 1945, April 27, 1945, October 1, 1945, April 11, 1947, April 13, 1949, September 13, 1950, December 1, 1950, September 20, 1951, May 1, 1952, March 1, 1954, May 1, 1955, August 31, 1955, April 1, 1956, July 1, 1956, August 1, 1957, February 1, 1958, March 1, 1958, November 5, 1958, March 16, 1959, June 24, 1959, December 11, 1959, August 17, 1960, September 1, 1960, October 24, 1960, June 30, 1961, July 1, 1961, August 9, 1962, September 30, 1963, November 1, 1963, March 12, 1965, April 1, 1965, April 14, 1966, May 1, 1966, February 17, 1967, March 1, 1967, February 19, 1968, March 15, 1968, August 21, 1968, April 7, 1969, May 1, 1969, September 12, 1969, October 1, 1969, March 26, 1970, April 1, 1970, January 1, 1971, April 1, 1971, September 15,

1971, and December 3, 1973, and in this Supplemental Indenture, or attached to or connected with such real estate or transmission or distribution systems of the Company leading from or into such real estate.

THIRD.

ALSO (except as in the Original Indenture expressly excepted) all franchises and all permits, ordinances, easements, privileges, immunities and licenses, all rights to construct, maintain and operate overhead, surface and underground systems for the distribution and transmission of electricity, steam, gas or other agencies for the supply to itself or others of light, heat, cold or power, all rights-of-way, all waters, water rights and flowage rights and all grants and consents, now owned or, subject to the provisions of Article XII of the Original Indenture, which it may hereafter acquire.

FOURTH.

ALSO, subject to the provisions of Article XII of the Original Indenture, all other property, real, personal and mixed (except as therein or herein expressly excepted) of every nature and kind and wheresoever situated now or hereafter possessed by or belonging to the Company, or to which it is now, or may at any time hereafter be, in any manner entitled at law or in equity.

TO HAVE AND TO HOLD all said properties, real, personal and mixed, mortgaged, pledged and conveyed by the Company as aforesaid, or intended so to be, unto the Trustee and its successors and assigns forever;

SUBJECT, HOWEVER, to the exceptions and reservations and matters hereinabove recited, to existing leases, to existing liens upon rights-of-way for transmission or distribution line purposes, as defined in Article I of the Original Indenture, and any extensions thereof, and subject to existing easements for streets, alleys, highways, rights-of-way and railroad purposes over, upon and across certain of the property hereinbefore described, and subject also to all the terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in the deeds or other instruments respectively under and by virtue of which the Company acquired the properties hereinabove described, and to undetermined liens and charges, if any, incidental to construction or other existing permitted liens as defined in Article I of the Original Indenture;

IN TRUST, NEVERTHELESS, upon the terms and trusts in the Original Indenture and the indentures supplemental thereto, including this Supplemental Indenture, set forth, for the equal and proportionate benefit and security of all present and future holders of the Bonds and coupons issued and to be issued thereunder, or any of them, without preference of any of said Bonds and coupons of any particular series over the Bonds and coupons of any other series, by reason of priority in the time of the issue, sale or negotiation thereof, or by reason of the purpose of issue or otherwise howsoever, except as otherwise provided in Section 2 of Article IV of the Original Indenture.

AND IT IS HEREBY COVENANTED, DECLARED AND AGREED, by and between the parties hereto, for the benefit of those who shall hold the Bonds and coupons, or any of them, to be issued under the Original Indenture, as follows:

ARTICLE I.

DESCRIPTION OF BONDS OF 2004 SERIES.

SECTION 1.              There is hereby created a new series of Bonds to be executed, authenticated and delivered under and secured by the Original Indenture which shall be Bonds of 2004 Series. The Bonds of 2004 Series shall, subject to the provisions of Section 1 of Article II of the Original Indenture, be designated as “First Mortgage Bonds, 8 3/8% Series due 2004” of the Company. The Bonds of 2004 Series shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to all of the terms, conditions and covenants of, the Original Indenture.

The Bonds of 2004 Series shall mature February 1, 2004, and shall bear interest at the rate of eight and three-eighths (8 3/8%) per annum, payable semi-annually on the first day of February and the first day of August in each year. The Bonds of 2004 Series shall be payable as to principal and interest in any coin or currency of the United States of America, which at the time of payment is legal tender for public and private debts, and shall be payable at the agency of the Company in the Borough of Manhattan, The City of New York, or at the agency of the Company in the City of St. Louis, Missouri.

SECTION 2.              The Bonds of 2004 Series shall be registered Bonds without coupons, of the denominations of $1,000 or any multiple thereof.

Bonds of 2004 Series shall be transferable and exchangeable for Bonds of 2004 Series of other denominations as in the Original Indenture provided, except that payment of a service charge therefor will not be required by the Company.

Irrespective of the provision of Section 10 of Article II of the Original Indenture, the Company shall not be required (i) to issue, transfer or exchange any Bond of 2004 Series during a period beginning at the opening of business 15 days before any selection of Bonds of 2004 Series to be redeemed, and ending at the close of business on the day notice of redemption is mailed or (ii) to transfer or exchange any Bond of 2004 Series called or being called for redemption in whole or in part, except, in the case of any Bond of 2004 Series to be redeemed in part, the portion thereof not so to be redeemed.

Notwithstanding the provisions of Section 6 of Article II of the Original Indenture, Bonds of 2004 Series shall be dated the date of authentication and shall bear interest from the interest payment date to which interest on the Bonds of 2004 Series has been paid next preceding the date thereof, unless such date is an interest payment date to which interest has been paid, in which case they shall bear interest from the date thereof, or unless the date thereof is prior to the first payment of interest, in which case they shall bear interest from February 1, 1974, provided, however, that, subject to the provisions of this Section with respect to failure by the Company to pay any interest on an interest payment date, the holder of any Bond of 2004 Series dated after a record date (as hereinafter defined) for the payment of interest and prior to the date of payment of such interest shall not be entitled to payment of such interest and shall have no claim against the Company with respect thereto.

The person in whose name any Bond of 2004 Series is registered at the close of business on any record date with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such Bond upon any transfer or exchange thereof subsequent to the record date and prior to such interest payment date, except if and to the extent the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the person in whose name such Bond is registered on the date of payment of such defaulted interest or on a subsequent record date for such payment if one shall have been established as hereinafter provided. A subsequent record date may be established by the Company by notice mailed to the holders of Bonds of 2004 Series not less than ten days preceding such record date, which record date shall be not more than thirty days prior to the subsequent interest payment date. The term “record date” as used in this Section with respect to any regular interest payment date shall mean the January 15 or July 15, as the case may be, next preceding such interest payment date, or, if such January 15 or July 15 shall be a legal holiday or a day on which banking institutions in the Borough of Manhattan, The City of New York, or the City of St. Louis, Missouri, are authorized by law to close, the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close.

SECTION 3.              The Bonds of 2004 Series and the Trustee’s certificate on the Bonds of 2004 Series shall be substantially in the following forms respectively:

[FORM OF FACE OF BOND]

UNION ELECTRIC COMPANY

(Incorporated under the laws of the State of Missouri)

FIRST MORTGAGE BOND, 8 3/8% SERIES DUE 2004

DUE FEBRUARY 1, 2004

No.	$

UNION ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Missouri (hereinafter called the “Company”, which term shall include any successor corporation as defined in the Amended Indenture referred to on the reverse hereof), for value received, hereby promises to pay to                                             or registered assigns, the sum of                                             Dollars, on the first day of February, 2004 in any coin or currency of the United States of America, which at the time of payment is legal tender for public and private debts, and to pay interest thereon, in like coin or currency, at the rate of eight and three-eighths per cent. (8 3/8%) per annum, payable semi-annually, on. February 1 and August 1 in each year until maturity, or, if this Bond shall be duly called for redemption, until the redemption date, or, if the Company shall default in the payment of the principal hereof, until the Company’s obligation with respect to the payment of such principal shall be discharged as provided in the Amended Indenture referred to on the reverse hereof. Such interest shall be payable from the February 1 or August 1, as the case may be, next preceding the date hereof to which interest has been paid, unless the date hereof is a February 1 or August 1 to which interest has been paid, in which case from the date hereof, or unless the date hereof is prior to the first payment of interest, in which case from February 1, 1974. The interest so payable will be paid to the person in whose name this Bond, or the Bond in exchange or substitution for which this Bond shall have been issued, shall have been registered at the close of business on the January 15 or July 15, as the case may be, next preceding the date of payment, subject to certain exceptions set forth in the Amended Indenture. Both principal of, and interest on, this Bond are payable at the agency of the Company in the Borough of Manhattan, The City of New York, or at the agency of the Company in the City of St. Louis, Missouri.

This Bond shall not be entitled to any benefit under the Amended Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose, until St. Louis Union Trust Company, the Trustee under the Amended Indenture, or a successor trustee thereto under the Amended Indenture, shall have signed the form of certificate endorsed hereon.

The provisions of this Bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, Union Electric Company has caused this Bond to be signed in its name by its President or a Vice President by his manual signature or a facsimile thereof, and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by its Secretary or an Assistant Secretary by his manual signature or a facsimile thereof.

Dated,

UNION ELECTRIC COMPANY,

By
President.

Attest:

Secretary.

[FORM OF TRUSTEE’S CERTIFICATE]

This Bond is one of the Bonds (in temporary form), of the series designated therein, described in the within-mentioned Amended Indenture and Supplemental Indenture of February 1, 1974.

ST. LOUIS UNION TRUST COMPANY,
Trustee,

By
Authorized Officer.

[FORM OF REVERSE OF BOND]

This Bond is one of a duly authorized issue of Bonds of the Company (herein called the “Bonds”), in unlimited aggregate principal amount, of the series hereinafter specified, all issued and to be issued under and equally secured by a mortgage and deed of trust, dated June 15, 1937, executed by the Company to St. Louis Union Trust Company (herein called the “Trustee”), as Trustee, as amended by the indentures supplemental thereto dated May 1, 1941, April 1, 1971, and February 1, 1974, between the Company and the Trustee (said mortgage and deed of trust, as so amended, being herein called the “Amended Indenture”), to which Amended Indenture and all indentures supplemental thereto reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the bearers or registered owners of the Bonds and of the Trustee in respect thereto, and the terms and conditions upon which the Bonds are, and are to be, secured. To the extent permitted by, and as provided in, the Amended Indenture, modifications or alterations of the Amended Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the holders of the Bonds may be made with the consent of the Company by an affirmative vote of not less than 80% in amount of the Bonds entitled to vote then outstanding, at a meeting of Bondholders called and held as provided in the Amended Indenture, and by an affirmative vote of not less than 80% in amount of the Bonds of any series entitled to vote then outstanding and affected by such modification or alteration, in case one or more but less than all of the series of Bonds then outstanding under the Amended Indenture are so affected; provided, however, that no such modification or alteration shall be made which will affect the terms of payment of the principal of, or interest on, this Bond, which are unconditional. The Bonds may be issued in series, for various principal sums, may mature at different times, may bear interest at different rates and may otherwise vary as in the Amended Indenture provided. This Bond is one of a series designated as the “First Mortgage Bonds, 8 3/8% Series due 2004” (herein called the “Bonds of 2004

Series”) of the Company, issued under and secured by the Amended Indenture and described in the indenture (hereinafter called the “Supplemental Indenture of February 1, 1974”) dated February 1, 1974, between the Company and the Trustee, supplemental to the Amended Indenture.

The Bonds of 2004 Series are subject to redemption (other-wise than for the Improvement Fund hereinafter mentioned or upon application of moneys included in the trust estate), at any time or from time to time prior to maturity, at the option of the Company, either as a whole or in part by lot, subject to certain restrictions with respect to redemptions prior to February 1, 1979, upon payment of the regular redemption prices applicable to the respective periods set forth below, together, in each case, with accrued interest to the redemption date, all subject to the conditions of, and as more fully set forth in, the Amended Indenture and Supplemental Indenture of February 1, 1974.

The Bonds of 2004 Series are entitled to the benefit of the Improvement Fund for Bonds of such series and the Maintenance Fund provided for in the Supplemental Indenture of February 1, 1974, and are subject to redemption for such Improvement Fund on or after May 1, 1976, or upon application on or after February 1, 1974 of moneys included in the trust estate, upon payment of the special redemption prices applicable to the respective periods set forth below, together, in each case, with accrued interest to the redemption date, all subject to the conditions of, and as more fully set forth in, the supplemental Indenture of February 1, 1974.

If Redeemed During	Regular	Special
the 12 Month Period	Redemption	Redemption
Beginning February 1	Price	Price
	Expressed as Percentages of the
	Principal Amount of the Bonds
1974	110.13	101.83
1975	109.79	101.82
1976	109.44	101.80
1977	109.09	101.79
1978	108.74	101.77
1979	108.39	101.75
1980	108.04	101.72
1981	107.69	101.70

If Redeemed During	Regular	Special
the 12 Month Period	Redemption	Redemption
Beginning February 1	Price	Price
	Expressed as Percentages of the
	Principal Amount of the Bonds
1982	107.34	101.67
1983	106.99	101.64
1984	106.64	101.61
1985	106.29	101.58
1986	105.94	101.54
1987	105.59	101.50
1988	105.24	101.46
1989	104.90	101.41
1990	104.55	101.36
1991	104.20	101.31
1992	103.85	101.25
1993	103.50	101.19
1994	103.15	101.12
1995	102.80	101.04
1996	102.45	100.96
1997	102.10	100.87
1998	101.75	100.77
1999	101.40	100.67
2000	101.05	100.56
2001	100.70	100.44
2002	100.35	100.30
2003	100.00	100.00

Such redemption in every case shall be effected upon notice sent by the Company through the mails, postage prepaid, at least thirty days and not more than sixty days prior to the date of redemption, to the registered owners of the Bonds to be redeemed, all subject to the conditions of, and as more fully set forth in, the Amended Indenture and Supplemental Indenture of February 1, 1974.

In ease an event of default, as defined in the Amended Indenture, shall occur, the principal of all the Bonds at any such time outstanding under the Amended Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in the Amended Indenture.

The Amended Indenture provides that such declaration may in certain events be waived by the holders of a majority in principal amount of the Bonds outstanding.

This Bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose at the agency of the Company in the Borough of Manhattan, The City of New York, and at the agency of the Company in the City of St. Louis, Missouri, upon surrender and cancellation of this Bond and on presentation of a duly executed written instrument of transfer, and thereupon a new Bond or Bonds of the same series and of the same aggregate principal amount will be issued to the transferee or transferees in exchange herefor, without payment of any charge other than stamp taxes and other governmental charges incident thereto; and this Bond, with or without others of like series, may in like manner be exchanged for one or more new Bonds of the same series and of the same aggregate principal amount; all subject to the terms and conditions set forth in the Amended Indenture.

The Company shall not be required (i) to issue, transfer or exchange any Bond of 2004 Series during a period beginning at the opening of business 15 days before any selection of Bonds of 2004 Series to be redeemed, and ending at the close of business on the day notice of redemption is mailed or (ii) to transfer or exchange any Bond of 2004 Series called or being called for redemption in whole or in part, except, in the case of any Bond of 2004 Series to be redeemed in part, the portion thereof not so to be redeemed.

No recourse shall be had for the payment of the principal of, or the interest on, this Bond, or for any claim based hereon or on the Amended Indenture or any indenture supplemental thereto, against any incorporator, or against any stockholder, director or officer, past, present or future, of the Company, or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether for amounts unpaid on stock subscriptions or by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this Bond and as part of the consideration for the issue hereof, and being likewise released by the terms of the Amended Indenture.

SECTION 4.              Until Bonds of 2004 Series in definitive form are ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver, in lieu thereof, Bonds of 2004 Series in temporary form, as provided in Section 9 of Article II of the Original Indenture. Such Bonds of 2004 Series in temporary form may, in lieu of the statement of the specific redemption prices required to be set forth in such Bonds in definitive form, include a reference to this Supplemental Indenture for a statement of such redemption prices.

ARTICLE II.

ISSUE OF BONDS OF 2004 SERIES.

SECTION 1.              The principal amount of Bonds of 2004 Series which may be authenticated and delivered hereunder is not limited except as the Original Indenture limits the principal amount of Bonds which may be issued thereunder.

SECTION 2.              Bonds of 2004 Series for the aggregate principal amount of Seventy Million Dollars ($70,000,000), being the initial issue of Bonds of 2004 Series, may forthwith be executed by the Company and delivered to the Trustee and shall be authenticated by the Trustee and delivered (either before or after the filing or recording hereof) to or upon the order of the Company, upon compliance by the Company with the applicable provisions of Article III and Article XVIII of the Original Indenture.

ARTICLE III.

REDEMPTION.

SECTION 1.              The Bonds of 2004 Series shall, subject to the provisions of Article V of the Original Indenture, be redeemable (otherwise than for the Improvement Fund provided in Article IV hereof or pursuant to Section 8 of Article VIII of the Original Indenture), at any time or from time to time prior to maturity, at the option of the Board of Directors of the Company, either as a whole or in part by lot, at the then applicable regular redemption price set forth in the form of Bonds of 2004 Series in Section 3 of Article I of this Supplemental Indenture, together, in each case, with accrued interest to the redemption date.

In case of the redemption of less than all the outstanding Bonds of 2004 Series, the particular Bonds or portions (equal to $1,000 or a multiple thereof) of Bonds of a denomination larger than $1,000 to be redeemed shall be determined by lot in such manner as the Trustee in its discretion shall deem proper, as in the Original Indenture provided.

Irrespective of the provisions of this Section 1, Bonds of 2004 Series shall not be redeemable at the option of the Company at any time prior to February 1, 1979 (other than by the operation of the Improvement Fund or the Maintenance Fund provided in Article IV of this Supplemental Indenture or pursuant to Section 8 of Article VIII of the Original Indenture) if moneys for such redemption are obtained by the Company directly or indirectly from or in anticipation of borrowings by or for the account of the Company at an effective interest cost (computed in acordance with generally accepted financial practice) of 8.292% or less per annum.

SECTION 2.              Subject to the provisions of Article V of the Original Indenture, notice of redemption shall be sent by the Company through the mails, postage prepaid, at least thirty days and not more than sixty days prior to the date of redemption, to the registered owners of such Bonds to be redeemed at their addresses as the same shall appear on the transfer register of the Company, except that failure so to mail any such notice to the holder of any such Bond designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Bond.

ARTICLE IV.

IMPROVEMENT FUND FOR BONDS OF 2004 SERIES

AND MAINTENANCE FUND.

SECTION 1.              The Company covenants and agrees that, so long as any of the Bonds of 2004 Series are outstanding, the Company will, on or before the fifteenth day of April in each of the calendar years 1976 to 2003, both inclusive, pay to the Trustee, as and for a fund herein sometimes called the “Improvement Fund for Bonds of 2004 Series”, a sum in cash equal to one percent. (1%) of (a) the greatest aggregate principal amount of Bonds of 2004 Series outstanding at any one time prior to January 1 of such year, less (b) the aggregate principal amount of all issued Bonds of 2004 Series retired prior to the date of such payment, pursuant to Section 8 of Article VIII of the Original Indenture, by the application of moneys deposited with the Trustee in connection with releases of property or on account of damage or destruction of property; provided, how-ever, that in any such case, Bonds of 2004 Series may be used in lieu of such payments as provided in Section 2 of this Article IV, and in such case, the amount of such payment in cash shall be reduced accordingly by the principal amount of such Bonds of 2004 Series so used; and provided, further, that in any such case, the Company may credit against such Improvement Fund for Bonds of 2004 Series, as provided in Section 4 of this Article IV, an amount equal to sixty per cent. (60%) of the amount of net bondable value of property additions not subject to an unfunded prior lien deducted pursuant to Section 4 of this Article IV from the balance of net bondable value of property additions not subject to an unfunded prior lien shown on the certificate delivered to the Trustee pursuant to said Section 4. The Company shall not be permitted (either under Section 5 of Article VIII of the Original Indenture or otherwise) to credit any moneys included in the trust estate or any Bonds purchased or redeemed with moneys included in the trust estate against any Improvement Fund payment required to be made by this Section 1.

SECTION 2.              If at any time on or before any Improvement Fund payment date the Company shall deliver Bonds of 2004 Series, theretofore issued by the Company, to the Trustee for cancellation for the Improvement Fund for Bonds of 2004 Series, together with an officers’ certificate stating

(a)         the cost to the Company of such Bonds of 2004 Series;

(b)         that such Bonds of 2004 Series were issued and outstanding immediately prior to their acquisition by the Company; and that to the knowledge of the signers of such certificate none of such Bonds of 2004 Series were acquired by the Company from any affiliate of the Company;

(c)          that no portion of said Bonds of 2004 Series had previously been used for credit against the Improvement Fund for Bonds of 2004 Series pursuant to this Section 2 or had been made the basis for the authentication and delivery of additional Bonds or the withdrawal of cash included in the trust estate or the reduction of the amount of cash required to be paid into the trust estate under any provision of the Original Indenture; and

(d)         that no portion of said Bonds of 2004 Series had previously been used for credit against the Maintenance Fund provided in Section 5 of this Article IV, unless the availability of such Bonds for credit to the Improvement Fund for Bonds of 2004 Series had been restored pursuant to Section 6 of this Article IV and Section 6 of Part IV of the Supplemental Indenture of May 1, 1941,

the obligation of the Company to make the Improvement Fund payment provided for in Section 1 of this Article IV in cash on such Improvement Fund payment date shall be credited with an amount equal to the principal amount of such Bonds of 2004

Series so delivered by the Company. In case such credit with respect to Bonds so delivered to the Trustee shall exceed the amount of the obligation of the Company with respect to the Improvement Fund payment on said Improvement Fund payment date, such excess shall be applied in reduction of the obligation of the Company to make Improvement Fund payments in cash on the next succeeding Improvement Fund payment date or dates. All Bonds of 2004 Series so delivered by the Company to the Trustee for credit against the Improvement Fund for Bonds of 2004 Series shall be accompanied by duly executed instruments of transfer.

SECTION 3.              All cash paid to the Trustee for the Improvement Fund for Bonds of 2004 Series provided for in Section 1 of this Article IV shall be held in trust, but not as part of the trust estate, for the benefit of the holders of Bonds of 2004 Series and, if in excess of Fifty Thousand Dollars ($50,000), shall be applied to the redemption, on the earliest practical date (but not earlier than the next succeeding May 1) next succeeding the date of payment of such cash, at the special redemption price set forth in the form of Bonds of 2004 Series in Section 3 of Article I of this Supplemental Indenture applicable on the date fixed for such redemption, together with accrued interest to the redemption date, of a principal amount of Bonds of 2004 Series equal, as near as may be, to the amount of such cash. Such redemption shall be made in the manner and with the effect provided in Article III of this Supplemental Indenture and in Article V of the Original Indenture. The Company covenants and agrees that it will provide, from sources other than the Improvement Fund for Bonds of 2004 Series, the accrued interest and premium on the Bonds so called for redemption and that it will pay the same to the Trustee prior to the date fixed for the redemption of such Bonds. The Trustee shall draw by lot the Bonds of 2004 Series so to be redeemed in accordance with Article V of the Original Indenture and shall notify the Company in writing of the numbers of the Bonds of 2004 Series so drawn, and the Trustee shall give or cause to be given on behalf of the Company the notice specified by Section 2 of Article III of this Supplemental Indenture, unless provision satisfactory to the Trustee for the giving of such notice shall have been made; provided, however, that, in addition to the matters required to be included in said notice by Article V of the Original Indenture, such notice shall also state that the Bonds therein designated for redemption are to be redeemed through operation of the Improvement Fund for Bonds of 2004 Series. Any cash remaining after any such redemption shall be held by the Trustee and applied hereunder to succeeding redemptions for the Improvement Fund for Bonds of 2004 Series.

Bonds of 2004 Series shall be redeemable, at any time and from time to time on and after May 1, 1976, for the Improvement Fund for Bonds of 2004 Series provided in Section 1 of this Article IV, and at any time and from time to time on and after February 1, 1974, pursuant to Section 8 of Article VIII of the Original Indenture, at the then applicable special redemption price set forth in the form of Bonds of 2004 Series in Section 3 of Article I of this Supplemental Indenture, together, in each case, with accrued interest to the redemption date.

All Bonds of 2004 Series delivered to the Trustee in lieu of cash or redeemed by operation of the Improvement Fund for Bonds of 2004 Series in accordance with the provisions of this Article IV, shall forthwith be cancelled by the Trustee and shall be delivered to the Company. Bonds of 2004 Series so cancelled shall not be reissued, and, so long as any Bonds of 2004 Series are outstanding, no additional Bonds shall be authenticated and delivered in substitution for Bonds of 2004 Series so cancelled or in substitution for Bonds of 1975 Series, Bonds of 1980 Series, Bonds of 1982 Series, Bonds of 1986 Series, Bonds of 1988 Series, Bonds of 1990 Series, Bonds of 1991 Series, Bonds of 1993 Series, Bonds of 1995 Series, Bonds of 1996 Series, Bonds of 1997 Series, Bonds of 1998 Series, Bonds of May 1999 Series, Bonds of October 1999 Series, Bonds of 2000 Series, Bonds of January 2001 Series, Bonds of April 2001 Series, or Bonds of October 2001 Series (Bonds of such series being hereinafter sometimes called “Bonds of prior Series”) delivered to the Trustee in lieu of cash otherwise payable into the improvement funds for any of such series, or redeemed by operation of such funds, in accordance with the provisions with respect to the operation of such funds contained in the Supplemental Indentures of October 1, 1945, December 1, 1950, May 1, 1952, July 1, 1956, March 1, 1958, September 1, 1960, July 1, 1961, November 1, 1963, April 1, 1965, May 1, 1966, March 1, 1967, March 15, 1968, May 1, 1969, October 1, 1969, April 1, 1970, January 1, 1971, April 1, 1971, or September 15, 1971 (such Supplemental Indentures being hereinafter sometimes referred to as “Supplemental Indentures creating prior series of Bonds”), and no cash included in the trust estate shall be withdrawn, nor shall the amount of cash required to be paid into the trust estate under any provision of the Original Indenture, the Supplemental Indentures creating prior series of Bonds or this Supplemental Indenture be reduced, on the basis thereof.

SECTION 4.              The Company hereby covenants and agrees that, so long as any of the Bonds of 2004 Series are outstanding, the Company will file with the Trustee on or before the fifteenth day of April in each of the calendar years 1976 to 2003, both inclusive, an engineer’s certificate with respect to the amount of net bondable value of property additions not subject to an unfunded prior lien (such amount being hereafter in this Article IV sometimes referred to as the amount of net bondable value of property additions, all references to property additions being to property additions not subject to an unfunded prior lien except where otherwise specified), of the nature required by Section 4(a) of Article III of the Original Indenture, either

(a)         stating, in lieu of the matters required to be stated in a certificate required by said Section 4(a), the matters required by paragraphs (1), (5), (7), (9), and (18) of said Section 4 (a) and the balance of or deficiency in net bondable value of property additions remaining after taking the balance or deficiency stated pursuant to said paragraph (1) and subtracting from said balance or adding to said deficiency, as the case may be, the amounts stated in said paragraphs (5), (7), and (9), or, at the election of the Company,

(b)         stating all the matters required by said Section 4(a), other than paragraphs (3), (4), and (8) thereof, and accompanied by the applicable certificates, instruments, opinion, prior lien bonds and cash required by Subdivisions (c) to (h), both inclusive, of said Section 4.

Such certificate may, so long as any of the Bonds of prior Series are outstanding, be the engineer’s certificate required to be filed with the Trustee pursuant to the provisions with respect to the improvement funds for Bonds of prior Series contained in the Supplemental Indentures creating prior series of Bonds. If such certificate shall show a balance of net bondable value of property additions, the Company may at its election (in addito or in lieu of exercising the elections provided for in the Supplemental Indentures creating prior series of Bonds in connection with the improvement funds for Bonds of prior Series) deduct from such balance an amount not exceeding one hundred sixty-six and two-thirds per cent. (166 2/3%) of the sum otherwise required to be paid to the Trustee for the Improvement Fund for Bonds of 2004 Series for such year, if such balance shall equal at least said amount (after the deductions, if any, made pursuant to said elections in respect of the improvement funds for Bonds of prior Series), or any part or all of the entire balance if less than said amount, and may apply sixty per cent. (60%) of the amount so deducted as a credit against the Improvement Fund for Bonds of 2004 Series provided for in Section 1 of this Article IV. If the Company exercises the election granted to it pursuant to this Section 4 to apply any part or all of such balance of net bondable value of property additions shown by such engineer’s certificate for the purpose of the Improvement Fund for Bonds of 2004 Series, such engineer’s certificate shall also state, as separate and additional items, the amount deducted for such purpose, and the then remaining balance, if any, of net bondable value of property additions. Subject to the provisions of Sections 5 and 6 of this Article IV, Sections 5 and 6 of Part IV of the Supplemental Indenture of May 1, 1941 and Sections 5 and 6 of Article IV of the Supplemental Indentures creating prior series of Bonds, such then remaining balance, if any, of net bondable value of property additions or the deficiency, if any, in net bondable value of property additions shown in such certificate shall be the balance or deficiency to be stated pursuant to paragraph (1) of Section 4 (a) of Article III of the Original Indenture in the next succeeding engineer’s certificate with respect to the amount of net bondable value of property additions filed with the Trustee.

The Company hereby covenants that, so long as any of the Bonds of 2004 Series are outstanding, it will not apply for the authentication and delivery of additional Bonds pursuant to Section 4 of Article III of the Original Indenture or the withdrawal of cash included in the trust estate or the reduction of the amount of cash required to be paid into the trust estate under any provision of the Original Indenture, the Supplemental Indentures creating prior series of Bonds or this Supplemental Indenture upon the basis of the amount so deducted for the purpose of the Improvement Fund for Bonds of 2004 Series or upon the basis of the amounts deducted for the purposes of the improvement funds for Bonds of prior Series, in accordance with the provisions with respect thereto contained in the Supplemental Indentures creating prior series of Bonds. Each engineer’s certificate filed pursuant to this Section 4 and each engineer’s certificate with respect to the amount of net bondable value of property additions filed with the Trustee pursuant to any of the provisions of the Original Indenture, the Supplemental Indentures creating prior series of Bonds or this Supplemental Indenture shall state the amounts, if any, theretofore and since the date of the last previous such certificate deducted for the purpose of the Improvement Fund for Bonds of 2004 Series pursuant to this Section 4 or for the purposes of the improvement funds for Bonds of prior Series or for the purpose of the Maintenance Fund provided by Section 5 of this Article IV or restored to net bondable value of property additions pursuant to Section 6 of this Article IV, or Section 6 of Article IV of any of the Supplemental Indentures creating prior series of Bonds, and that no part of such amount so deducted and not so restored is included in the amount of net bondable value of property additions stated pursuant to paragraph (1) of Section 4(a) of Article III of the Original Indenture in the certificate then being filed, or has theretofore been made the basis for the issue of additional Bonds pursuant to Section 4 of Article III of the Original Indenture or the withdrawal of cash included in the trust estate or the reduction of the amount of cash required to be paid into the trust estate under any provision of the Original Indenture, the Supplemental Indentures creating prior series of Bonds, or this Supplemental Indenture.

SECTION 5.              The Company hereby covenants and agrees that, so long as any Bonds of 2004 Series are outstanding, the Company will, on or before the fifteenth day of April in each year, continue to deposit with the Trustee for the Maintenance Fund the amounts of cash required by Section 5 of Part IV of the Supplemental Indenture of May 1, 1941, subject to reduction as provided in said Section 5, and will comply with all the covenants and provisions with respect to such Maintenance Fund contained in said Section 5, which covenants and provisions are hereby continued in effect so long as any of the Bonds of 2004 Series are outstanding.

All cash received by the Trustee for the Maintenance Fund pursuant to this Section 5 shall be held and applied as part of the trust estate, and shall be paid over from time to time to the Company upon compliance with Section 1 or Section 3 of Article VIII of the Original Indenture or Section 6 of this Article IV or Section 6 of Part IV of the Supplemental Indenture of May 1, 1941 or Section 6 of Article IV of any of the Supplemental Indentures creating prior series of Bonds, or, if not so paid over within one year from the date of such deposit, and not added to the improvement funds for Bonds of prior Series as provided in the respective Supplemental Indentures creating such series, shall, at the election of the Company, be added to the Improvement Fund for Bonds of 2004 Series provided for in Section 1 of this Article IV.

So long as the Company is required by the terms of the Supplemental Indentures of March 1, 1958 or September 1, 1960 or July 1, 1961 to comply with the covenants and provisions with respect to the Maintenance Fund contained in Section 5 of Article IV of the Supplemental Indenture of March 1, 1958, compliance therewith shall be deemed to be full compliance with all the covenants and conditions with respect to the Maintenance

Fund contained in this Section 5 and in Section 5 of Part IV of the Supplemental Indenture of May 1, 1941; provided, however, that each Maintenance Fund certificate filed pursuant thereto and pursuant to this Section 5 shall be accompanied by an officers’ certificate certifying that the amount of cash, if any, then required to be deposited with the Trustee for the Maintenance Fund after the application of credits to which the Company is then entitled pursuant to the provisions of Section 5 of Article IV of the Supplemental Indenture of March 1, 1958, is not less than the amount of cash, if any, that would then have been required to be deposited with the Trustee for the Maintenance Fund pursuant to this Section 5 or Section 5 of Part IV of the Supplemental Indenture of May 1, 1941 after the application of credits to which the Company would then have been entitled pursuant to the provisions of said Section 5 of Part IV of the Supplemental Indenture of May 1, 1941.

SECTION 6.              The Company shall, so long as any of the Bonds of 2004 Series are outstanding, continue to have and may exercise all of the rights and privileges set forth in Section 6 of Part IV of the Supplemental Indenture of May 1, 1941, with respect to the return of cash deposited with the Trustee for the Maintenance Fund, and the restoration of the amount of net bondable value of property additions taken as a credit against the Maintenance Fund and the restoration of the availability of refundable Bonds taken as a credit against the Maintenance Fund, upon compliance with the provisions of Section 6 of said Part IV, which are hereby continued in effect so long as any of the Bonds of 2004 Series are outstanding and shall apply to the return of cash deposited, and the restoration of net bondable value of property additions or of availability of refundable Bonds taken as credits against the Maintenance Fund, whether such cash was deposited pursuant to Section 5 of said Part IV or pursuant to Section 5 of Article IV of the Supplemental Indenture of March 1, 1958, or whether such credits were taken pursuant to paragraph (d) or (e) of Section 5 of said Part IV or pursuant to the comparable paragraph (b) or (c) of Section 5 of said Article IV, but only to the extent of excess credits of the character specified in paragraphs (a) to (c), inclusive, of Section 5 of said Article IV; provided that, in lieu of the engineer’s certificate specified in Section 6 of said Part IV, there shall be filed with the Trustee an engineer’s certificate which may be either the annual Maintenance Fund certificate required to be filed pursuant to Section 5 of said Article IV or an interim engineer’s certificate of the nature of such annual Maintenance Fund certificate with respect to the period from the close of the period covered by the last annual Maintenance Fund certificate or interim engineer’s certificate so filed to a date specified therein not exceeding sixty days prior to the date of filing of such interim engineer’s certificate, showing in substance that there then exist excess credits of the character specified in paragraphs (a) to (c), inclusive, of Section 5 of said Article IV; and the Company may in the same manner restore the availability of refundable Bonds, taken as a credit against the Maintenance Fund, for delivery to the Trustee in lieu of cash pursuant to the provisions of Sections 1 and 2 of this Article IV.

ARTICLE V.

COVENANTS.

The Company hereby covenants, warrants and agrees:

SECTION 1.              That the Company is lawfully seized and possessed of all of the mortgaged property described in the granting clauses of this Supplemental Indenture; that it has good right and lawful authority to mortgage the same as provided in this Supplemental Indenture; and that such mortgaged property is, at the actual date of the initial issue of the Bonds of 2004 Series, free and clear of any deed of trust, mortgage, lien, charge or encumbrance thereon or affecting the title thereto prior to the Original Indenture, except as set forth in the granting clauses of the Original Indenture or this Supplemental Indenture.

SECTION 2.              (a) That, so long as any of the Bonds of 2004 Series are outstanding, whenever any officers’ certificate is required to be filed or deposited with the Trustee pursuant to

Section 3 (b) of Article III of the Original Indenture upon an application for the authentication of additional Bonds pursuant to Article III of the Original Indenture, such officers’ certificate shall include, in addition to the matters required to be stated therein by said Section 3 (b), the statement with respect to the net earnings of the Company available for interest after property retirement appropriations required by Section 2 of Article V of the Supplemental Indenture of July 1, 1956.

(b)         So long as the Company is required by the terms of the Supplemental Indentures of March 1, 1958 or September 1, 1960 or July 1, 1961 to comply with the covenants and provisions contained in Section 2 of Article V of the Supplemental Indenture of March 1, 1958, compliance therewith shall be deemed to be full compliance with the covenants and conditions contained in this Section 2 and in Section 2 of Article V of the Supplemental Indenture of July 1, 1956; provided, however, that the “net earnings of the Company available for interest after property retirement appropriations” for the period in question, calculated in accordance with the definition thereof contained in Section 2(b) of Article V of the Supplemental Indenture of March 1, 1958, shall be reduced by the amount, if any, by which such net earnings exceed the “net earnings of the Company available for interest after property retirement appropriations” for such period calculated in accordance with the definition thereof contained in Section 2(b) of Article V of the Supplemental Indenture of July 1, 1956.

SECTION 3.              That, so long as any of the Bonds of 2004 Series are outstanding, the Company will not apply for the authentication and delivery of additional Bonds pursuant to Section 4 of Article III of the Original Indenture or the withdrawal of cash from the trust estate or the reduction of the amount of cash required to be paid into the trust estate or to satisfy the maintenance and improvement funds under any provision of the Original Indenture or the Supplemental Indentures creating prior series of Bonds or this Supplemental Indenture, on the basis of the amount of $15,000,000 excluded from net bondable value of property additions not subject to an unfunded prior lien pursuant to Section 3 of Article V of the Supplemental

Indenture of October 1, 1945, or on the basis of the amount of $7,500,000 excluded from net bondable value of property additions not subject to an unfunded prior lien pursuant to Section 3 of Article V of the Supplemental Indenture of July 1, 1956.

SECTION 4.              That, so long as any of the Bonds of 2004 Series are outstanding, the Company will not issue or permit to be issued any prior lien bonds secured by any unfunded prior lien in addition to the prior lien bonds secured by such unfunded prior lien at the time of first acquisition by the Company of property subject thereto (other than in lieu of lost, stolen or mutilated bonds or on the exchange for bonds already outstanding of an equal principal amount of other bonds of the same issue and the same series, if any, and of the same maturity), except upon compliance with the provisions of Section 16 of Article IV of the Original Indenture, nor unless the net earnings of the Company available for interest after property retirement appropriations (determined as provided in Section 2 of Article V of the Supplemental Indenture of July 1, 1956), for any twelve consecutive calendar months during the period of fifteen calendar months immediately preceding the first day of the month in which the additional prior lien bonds are to be issued, have been, in the aggregate, equal to not less than twice the annual interest charges on the indebtedness specified in subparagraphs (i) and (ii) of paragraph (1) of Section 2 (a) of said Article V; provided that, if the application for the issue of such additional prior lien bonds is upon the basis of payment at maturity of prior lien bonds theretofore sold or otherwise disposed of or the redemption or purchase thereof after a date two years prior to the date of maturity, the additional requirement imposed by this Section 4 with respect to net earnings of the Company available for interest after property retirement appropriations shall not apply. Any officers’ certificate with respect to net earnings of the Company, required to be filed with the Trustee as a condition precedent to the issue of such additional prior lien bonds, shall include, in addition to the matters otherwise required to be stated therein, the matters required to be stated in an officers’ certificate pursuant to paragraphs (1) and (2) of Section 2(a) of said Article V.

SECTION 5.              That, so long as any of the Bonds of 2004 Series are outstanding, the Company will not acquire, by purchase, merger or otherwise, any property subject to a lien or liens which will on acquisition be an unfunded prior lien or prior liens, except upon compliance with the provisions of Section 14 of Article IV of the Original Indenture, nor unless the net earnings of such property available for interest after property retirement appropriations (determined in the manner provided in Section 2 of Article V of the Supplemental Indenture of July 1, 1956), for any twelve consecutive calendar months during the period of fifteen calendar months immediately preceding the first day of the month in which the first acquisition of property subject to such lien or liens occurs, have been, in the aggregate, equal to not less than twice the amount of annual interest charges on all outstanding indebtedness secured by such lien or liens. Any officers’ certificate with respect to net earnings of such property, required to be filed with the Trustee as a condition precedent to the acquisition of such property, shall include, in addition to the matters otherwise required to be stated therein, the matters required to be stated in an officers’ certificate pursuant to Section 2 of said Article V applicable, however, only to the net earnings of such property and to the indebtedness secured by such liens to which such property is subject.

SECTION 6.              (a) That, so long as any Bonds of 2004 Series are outstanding, the Company will not declare any dividend on its Common Stock (other than dividends payable in its Common Stock) or make any distributions on, or purchase or acquire for value any of, its Common Stock (otherwise than in exchange for or out of the proceeds from the sale of other shares of its Common Stock), if the amount thereof, together with the aggregate amount of such dividends, distributions, purchases and acquisitions declared or effected subsequent to June 30, 1961 would exceed Twenty-two Million Seven Hundred Thousand Dollars ($22,700,000) plus the aggregate net income of the Company applicable to the Common Stock of the Company subsequent to June 30, 1961 and prior to the date on which such dividend, distribution, purchase or acquisition is to be made, computed in the manner provided in Subdivision (b) of this

Section 6, except that in such computation any and all charges and/or credits to earned surplus subsequent to June 30, 1961 representing adjustments on account of excessive or deficient accruals charged to income subsequent to June 30, 1961 for taxes shall be considered as charges and/or credits to income.

(b)         The term “net income of the Company applicable to the Common Stock of the Company” shall mean for any particular period the net income of the Company for such period as shown by the books of the Company, after deducting therefrom an amount equal to dividends accrued during such period on any class of capital stock of the Company having preference as to payments of dividends over the Common Stock of the Company; provided, however, that, in computing such net income of the Company for any particular period, operating expenses, among other things, shall include the greater of (i) the provisions for depreciation for such period as recorded on the books of the Company, excluding, however, any provisions for amortization of plant acquisition adjustment accounts or plant adjustment accounts or other provisions for amortization not charged as an operating expense on the books of the Company, or (ii) the amount by which fifteen per cent. (15%) of the gross operating revenues of the Company for such period (calculated in the manner provided in Subdivision (c) of Section 2 of Article V of the Supplemental Indenture of July 1, 1956) exceeds the total amounts expended by the Company during such period for maintenance and repairs as shown by the books of the Company.

ARTICLE VI.

THE TRUSTEE.

The Trustee hereby accepts the trusts hereby declared and provided, and agrees to perform the same upon the terms and conditions in the Original Indenture and in this Supplemental Indenture set forth, and upon the following terms and conditions:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this

Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

ARTICLE VII.

AMENDMENTS OF ARTICLE I, ARTICLE III, AND ARTICLE VII

OF THE AMENDED MORTGAGE.

With respect to holders of Bonds of 2004 Series and of all subsequently created series, the Company and the Trustee hereby amend Article I, Article III, and Article VII of the Amended Mortgage as follows:

(1)         by inserting the following paragraph after the definition of “Non-bondable property” in Article I of the Amended Mortgage:

“Nuclear fuel:

The term ‘Nuclear fuel’ shall mean (a) any fuel element, including nuclear fuel and associated means (and any similar or analogous device or substance), whether or not classified as fuel and whether or not chargeable to operating expenses, comprising or intended to comprise or formerly comprising, the core, or other part, of a nuclear reactor or any similar or analogous device, (b) any fuel element, including nuclear fuel and associated means (and any similar or analogous device or substance) while in the process of fabrication or preparation and special nuclear or other materials held for use in such fabrication or preparation, (c) any substances or materials formerly comprising such nuclear fuel and associated means (or any similar or analogous device or substance) and which substances or materials are under-going or have undergone reprocessing and (d) uranium, thorium, plutonium, and any other substance or material from time to time used or selected for use by the Company as fuel material, or as potential fuel material, in a nuclear reactor or any similar or analogous device.”

(2)         by deleting the word “and” at the end of subparagraph (e) of the definition of “Permitted liens” in Article I of the Amended Mortgage, changing the period at the end of subparagraph (f) of such definition to “; and ”, and adding a new subparagraph (g) reading as follows:

“(g)         any controls, liens, restrictions, regulations, easements, exceptions or reservations of any governmental authority applying particularly to ‘Nuclear fuel’.”

(3)         by deleting the word “and” at the end of subparagraph (d) of the third paragraph of the definition of “Property additions” in Article I of the Amended Mortgage, changing the period at the end of subparagraph (e) to “; and ” and adding a new subparagraph (f) reading as follows:

“(f)          anything in this Indenture notwithstanding, the term ‘Property additions’ shall include ‘Nuclear fuel’.”

(4)         by inserting after the words “such property additions” when first used in subdivision (4) of subparagraph (f) of Section 4 of Article III of the Amended Mortgage the following:

“, provided that, in the case of property additions constituting all or a part of a facility for the production of electricity by use of a nuclear reactor or any similar or analogous device, or Nuclear fuel materials, assemblies or components for use therein, in respect of which the application is made prior to receipt of necessary authority to operate such facility, such opinion need only state that (i) the Company has necessary authority to own such property additions and (ii) in the case of property additions for which construction authority is necessary, the Company has necessary authority to construct the same.”

and

(5)         by inserting after the words “any machinery or equipment,” in subparagraph (a) of Section 2 of Article VII of the Amended Mortgage the following:

“or any Nuclear fuel materials, assemblies or components,”

ARTICLE VIII.

MISCELLANEOUS PROVISIONS.

SECTION 1.              All terms contained in this Supplemental Indenture shall, for all purposes thereof, have the meanings given to such terms in Article I of the Original Indenture.

SECTION 2.              This Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, said Union Electric Company has caused this Indenture to be executed on its behalf by its President or one of its Vice Presidents and its corporate seal to be hereto affixed and said seal and this Indenture to be attested by its Secretary or one of its Assistant Secretaries; and said St. Louis Union Trust Company, in evidence of its acceptance of the trust hereby created, has caused this Indenture to be executed on its behalf by its President or one of its Vice Presidents, and its corporate seal to be hereto affixed and said seal and this Indenture to be attested by its Secretary or one of its Assistant

Secretaries; all as of the first day of February, One thousand nine hundred and seventy-four.

UNION ELECTRIC COMPANY,
One Memorial Drive,
St. Louis, Missouri.
(CORPORATE SEAL)
By G. J. HAVEN
Attested:	Vice President.

WM. R. SCHMIED

Assistant Secretary.

Signed, sealed and delivered by

UNION ELECTRIC COMPANY

in the presence of:

JAMES C. THOMPSON

DENNIS T. MCGILLICUDDY

As Witnesses.

ST. LOUIS UNION TRUST COMPANY,
510 Locust Street,
St. Louis, Missouri.
(CORPORATE SEAL)
By H. W. HARDIN
Attested:	Vice President

B. W. GROSSKETTLER

Assistant Secretary.

Signed, sealed and delivered by

ST. LOUIS UNION TRUST COMPANY

in the presence of:

V. G. WISEMAN

J. HINDS

As Witnesses.

STATE OF MISSOURI, CITY OF ST. LOUIS,	SS.:

On this 6th day of February, 1974, before me appeared G. J. HAVEN, to me personally known, who, being by me duly sworn, did say that he is a Vice President of UNION ELECTRIC COMPANY, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said G. J. HAVEN acknowledged said instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereto set my hand and affixed my official seal at my office, in the City and State aforesaid, the day and year last above written.

(NOTARIAL SEAL)	WILLIAM E. JAUDES
William E. Jaudes
Notary Public
MY COMMISSION EXPIRES AUG. 4, 1977

STATE OF MISSOURI, CITY OF ST. LOUIS,	SS.:

On this 6th day of February, 1974, before me appeared H. W. HARDIN, to me personally known, who, being by me duly sworn, did say that he is a Vice President of ST. LOUIS UNION TRUST COMPANY, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation as the trustee thereunder by authority of its Board of Directors, and said H. W. HARDIN acknowledged said instrument to be the free act and deed of said corporation as the trustee under said instrument.

IN TESTIMONY WHEREOF, I have hereto set my hand and affixed my official seal at my office, in the City and State aforesaid, the day and year last above written.

(NOTARIAL SEAL)	LOUIS J. THYM
Louis J. Thym
Notary Public
MY COMMISSION EXPIRES AUG. 1, 1974